SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities  Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ChipPAC, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

47400 Kato Road

Fremont, California 94538

Notice of Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:

You are cordially invited to the Annual Meeting of Stockholders of ChipPAC, Inc.

Date:     May 14, 2003

Time:    11:00 a.m., Pacific Time

Place:    47400 Kato Road, Fremont, California 94538

At the annual meeting, you will have the opportunity to vote to:

1.	Elect a board of eight directors; and
2.	Ratify the appointment of PricewaterhouseCoopers LLP as ChipPAC’s independent auditors for the year 2003; and
3.	Transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 1, 2003 are entitled to notice of and the right to vote at the meeting.

The Proxy Statement is a critical element of ChipPAC’s corporate governance process. Its purpose is to answer your questions and give you important information regarding our board of directors and senior management. It includes discussion regarding proposals that require your vote and it contains information describing ChipPAC’s corporate governance practices.

Over the past year, ChipPAC’s board of directors and management team have enhanced the company’s corporate governance practices. In many cases we simply formalized our current procedures in order to comply with stricter regulations. In other cases, we introduced changes that strengthen our board of directors. We will implement further changes as new rules are adopted and as we think appropriate. We hope you will take some time to review our corporate governance practices, as well as our audit committee’s revised charter which is attached as Appendix I.

This letter is your notice of the annual meeting and by order of the board of directors is being sent to stockholders of record as of the close of business on April 1, 2003, who are the only holders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP

TO ASSURE A QUORUM AND AVOID ADDED COSTS. IF YOU DO ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT.

We look forward to seeing you at the meeting.

Sincerely,

Dennis McKenna	Patricia H. McCall
Chairman, Chief Executive Officer	Senior Vice President,
and President	General Counsel and Secretary

April 14, 2003

PROXY STATEMENT FOR THE

CHIPPAC, INC.

MAY 14, 2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

About This Proxy Statement

You have been sent this Proxy Statement and the enclosed proxy card because ChipPAC’s board of directors is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held May 14, 2003. This Proxy Statement summarizes the information that you will need in order to vote at the annual meeting. However, you need not attend the meeting in order to vote your shares. You may instead simply complete, sign and return the enclosed proxy card to register your vote. If you hold your shares through a broker, bank or other nominee you may vote by telephone or Internet by following the instructions on your proxy card.

This Proxy Statement and the enclosed proxy card were first sent on approximately April 14, 2003 to all stockholders who owned ChipPAC common stock at the close of business on April 1, 2003, who are the only stockholders entitled to vote at the annual meeting. For ten days prior to the annual meeting, a list of ChipPAC’s stockholders will be open for examination at ChipPAC’s headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 94,996,388 shares of ChipPAC Class A common stock and no shares of Class B common stock outstanding.

Number of Votes

Each share of ChipPAC Class A common stock entitles you to one vote on each proposal at the annual meeting. The enclosed proxy card indicates the number of shares of ChipPAC Class A common stock that you own.

The Quorum Requirement

At the annual meeting, the inspector of elections will determine whether there is a quorum present. A quorum is required to conduct any business at the annual meeting. For a quorum to be present, the holders of a majority of the outstanding shares of common stock must be present in person or by proxy. If you mark your proxy card “abstain,” or if your proxy vote is held in street name by your broker and is not voted on all proposals, your proxy vote will nonetheless be counted as present for purposes of determining a quorum.

Voting by Proxy

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided. If you hold your shares through a broker, bank or other nominee you may chose to vote by telephone or Internet by following the instructions on the proxy card. Returning the proxy card or voting by telephone or Internet will not affect your right to attend the annual meeting and vote.

If you fill out your proxy card properly and return it in time to vote, or follow the instructions on the proxy card and vote by telephone or Internet before the deadline, your shares will be voted as you have directed. If you sign the proxy card but do not make any specific indications of how you wish to vote, a proxy representative will vote your shares:

FOR the election of the board of directors; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors.

If any other matter is presented at the annual meeting, your shares will be voted in accordance with the proxy representative’s best judgment. Presently, the company knows of no matters to be addressed at the annual meeting beyond those described in this Proxy Statement.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

•	You may send in another proxy with a later date.

•	You may notify ChipPAC’s Secretary in writing before the annual meeting.

•	You may attend the meeting and vote in person.

Voting in Person

If you plan to attend the annual meeting and vote in person, you will be given a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on April 1, 2003, the record date for voting.

Approving the Proposal

In order for a nominee to be elected to the board of directors, a nominee must receive an affirmative vote from a majority of the shares present and voting, cast either in person or by proxy. In order for the ratification of the appointment of PricewaterhouseCoopers to be approved, it must receive an affirmative vote from a majority of shares present and voting, cast either in person or by proxy. Abstentions will be counted as if they were votes against the nominee or the proposal.

The Effect of Broker Non-Votes

Under the rules of the Nasdaq National Market, or Nasdaq, if your broker holds your shares in its name, your broker will be entitled to vote your shares on the proposals even if it does not receive instructions from you. If your broker does not vote your shares on a proposal, these “broker non-votes” will not be counted as voting either for or against the proposal.

The Cost of Soliciting Proxies

ChipPAC will pay all of the costs of soliciting these proxies. In addition to mailing proxy solicitation material, ChipPAC’s directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. ChipPAC will not compensate these directors and employees additionally for this solicitation, but ChipPAC may reimburse them for any out-of-pocket expenses that they incur in the process of soliciting the proxies. ChipPAC will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and ChipPAC will reimburse them for any out-of-pocket expenses that they reasonably incur in the process of forwarding the materials.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

Corporate governance encompasses the internal policies and practices by which ChipPAC is operated and controlled on behalf of its stockholders. A good system of corporate governance helps us maintain the confidence of investors and allows us to raise capital efficiently.

We are in the process of implementing various changes to our corporate governance practices in response to the Sarbanes-Oxley Act of 2002 and the proposed changes to Nasdaq’s corporate governance rules. In many instances, we already had procedures in place that complied with the new stricter requirements. In other cases, changes have been necessary. Many of the changes required by the Sarbanes-Oxley Act are being phased in over time in compliance with the law, and the proposed Nasdaq rules are not yet effective. As a result, our response to these changes will be an on-going process, which will include bringing the board and committees into full compliance with the new independence requirements.

ChipPAC’s business affairs are conducted under the direction of the board in accordance with the Delaware General Corporation Law as implemented by our certificate of incorporation and bylaws. The role of the board of directors is to effectively govern the affairs of the company for the benefit of its stockholders and, to the extent appropriate under Delaware law, other constituencies, which include our employees, customers and the communities in which we do business. The board strives to ensure the success and continuity of the company’s business through the selection of a qualified management team. It is also responsible for ensuring that ChipPAC’s activities are conducted in a responsible and ethical manner.

ChipPAC is in the process of adopting its corporate governance policy. The following principles, among others, govern ChipPAC’s corporate governance practices:

•	ChipPAC’s Chief Executive Officer, Dennis P. McKenna, is the only director who is an employee of the company;

•	Directors have access to members of the company’s management team so that they can stay abreast of company affairs;

•	The board’s audit committee is composed entirely of independent directors as defined by the Nasdaq’s new independence standards;

•	All compensation of executive officers is approved by our compensation committee, which is made up of non-employee directors;

•	The company has adopted an ethics policy governing its senior financial officers and will adopt a policy to which all employees are expected to adhere;

•	ChipPAC uses Generally Accepted Accounting Principles, or GAAP, as the primary method for reporting results in its quarterly earnings releases;

•	In 2002, the Chief Executive Officer and Chief Financial Officer began certifying all quarterly and annual reports filed with the Securities and Exchange Commission;

•	Annual and quarterly reports are posted to ChipPAC’s website; and

•	ChipPAC has established, documents and regularly evaluates its financial internal controls.

Current Board of Directors and Nominees for Election

ChipPAC’s board of directors consists of eight directors, seven of whom are not employees of the company. All eight current directors have been nominated for election at this meeting.

The following table shows basic information about each current director and nominee:

Name	Age*	Principal Occupation During Last Five Years	Director Since

Dennis P. McKenna	53	Chairman of the Board of Directors since April 2001, and President and Chief Executive Officer since October 1997, when ChipPAC was initially incorporated. From October 1995 to October 1997, he served as Senior Vice President of the Components group for Hyundai Electronics America, and from January 1993 to October 1995 was Vice President and General Manager of Hyundai’s Semiconductor Group.	1997

Edward Conard	46	Managing Director of Bain Capital, Inc. since 1993. Mr. Conard is a director of Waters Corporation, Dynamic Details, Inc., Medical Specialties Group, Inc., Alliance Commercial Laundries, Inc., U.S. Synthetics, Inc., Broder Brothers, Inc. and Unisource Worldwide, Inc.	1999

Robert W. Conn	60

Managing Director of Enterprise Partners Venture Capital since July 2002. Dr. Conn served as Dean of the Jacobs School of Engineering, University of California, San Diego, from 1994 to 2002. From 1980 to 1994, Dr. Conn served as Professor of Engineering and Applied Science at the University of California, Los Angeles, where he was founding director of the Institute of Plasma and Fusion Research. Dr. Conn co-founded a semiconductor equipment company in 1986, Plasma & Materials Technologies, now Trikon Technologies, and was Chairman of the Board through 1993. Dr. Conn is a member of the National Academy of Engineering, and served in 1997 and 1998 as a member of the President’s Committee of Advisors on Science and Technology Panel on Energy R&D Policy for the 21st Century. Dr. Conn is a director of Intersil Corporation, and serves on Intersil’s audit and nominating committees.

			2002

Michael A. Delaney	48	Managing Director of Citigroup Venture Capital Equity Partners (and formerly with its affiliate Citicorp Venture Capital, Ltd.) since 1995 and a vice president for more than the past five years. Mr. Delaney is Vice President and Managing Director of Court Square. Mr. Delaney is a director of JAC Holdings, SC Processing, Inc., Delco Remy International, Inc., MSX International, Inc., Trianon Corp., Strategic Industries Inc. and Great Lakes Dredge & Dock Corporation.	1999

Marshall Haines	35	Principal of Bain Capital since 2000. Mr. Haines joined Bain Capital in 1993 as an associate. Mr. Haines is a director of TravelCLICK, Inc.	1999

Name	Age*	Principal Occupation During Last Five Years	Director Since

R. Douglas Norby	67	Private investor. Mr. Norby was Vice President and Chief Financial Officer of Zambeel, Inc. from March 2002 to February 2003. From 2000 to March 2002, Mr. Norby was Senior Vice President and Chief Financial Officer of Novalux, Inc., and from 1996 to 2000, he was Executive Vice President and Chief Financial Officer of LSI Logic Corporation. Mr. Norby is a director of LSI Logic Corporation and Alexion Pharmaceuticals, Inc., and serves as the Chairman of Alexion’s audit committee.	2002

Chong Sup Park	55

Managing Director at H & Q Asia Pacific since November 2002. Dr. Park served as the Chairman and Chief Executive Officer of Hynix Semiconductor Inc. (formerly Hyundai Electronics Industries Co. Ltd.) from April 2000 to May 2002. He served as President and Chief Executive Officer of Hyundai Electronics America, Inc. from September 1996 to October 1999 and Chairman from November 1999 to May 2002. Dr. Park is Chairman of the Board and serves on the audit committee of Maxtor Corporation and is a director of Dot Hill Systems Corporation. Dr. Park holds a B.A. in Management from Yonsei University, an M.A. in Management from Seoul National University, an M.B.A. from the University of Chicago and a Doctorate in Management from Nova Southeastern University.

			1997

Paul C. Schorr, IV	35	Managing Director of Citigroup Venture Capital Equity Partners since January 2000. Mr. Schorr joined Citicorp Venture Capital in 1996. From 1993 to 1996, he was an associate and then an engagement manager with McKinsey & Company, Inc. Mr. Schorr is a director of KEMET Corporation, Fairchild Semiconductor International, Inc. and AMI Semiconductor.	1999

*	Age at December 31, 2002, the last day of the company’s fiscal year.

Meetings and Committees of the Board of Directors

The board met nine times and acted four times by written consent without a meeting during 2002. All nominees for director attended at least 75% of the aggregate number of meetings of the board and committees of the board on which they served during the year.

Compensation Committee

The compensation committee was established in August 2000, and met three times and acted by written consent without a meeting three times during 2002. Current members of the compensation committee are Messrs. Haines and Schorr. This committee reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers. In addition, the compensation committee reviews bonus and stock option compensation arrangements for certain other employees. This committee is also responsible for administering and recommending to the board amendments to the stock option plans and certain other compensation plans. The compensation committee has always consisted of at least two non-employee directors.

Nominating Committee

The nominating committee was established in April 2001. It did not meet during 2002, but acted once by written consent. Current members of the nominating committee are Messrs. Conard and Delaney. This committee makes recommendations to the board on individuals suitable to be designated by the board for election as a director.

Stockholders may recommend individuals for the nominating committee to consider as potential directors. To do so, a stockholder must submit the name of the recommended individual along with certain other information to ChipPAC’s Secretary at ChipPAC, Inc., 47400 Kato Road, Fremont, CA 94538, no more than ninety and no fewer than sixty days prior to the first anniversary of the 2003 annual meeting. Please contact ChipPAC’s Secretary if you would like further information.

Going forward, the nominating committee will be renamed the Nominating and Corporate Governance Committee, and will take on the additional responsibilities of overseeing the company’s corporate governance standards and compliance. The members of this committee have been reviewing and staying abreast of the SEC and Nasdaq’s new and proposed rules regarding corporate governance, and committee members will be overseeing and evaluating issues of corporate governance and making recommendations to the board regarding governance policies and practices.

Audit Committee

The audit committee was established in August 2000, and met five times during 2002. Current members of the audit committee are Messrs. Norby, Conn and Park, who qualify as independent directors under Nasdaq’s new independence standards. During 2002, the members of the committee were Messrs. Norby, Conn and Haines. This committee reports to the board regarding our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our internal accounting controls. The committee is responsible for the appointment, compensation and oversight of the company’s outside accounting firm, and for the pre-approval of audit services and permissible non-audit services. The independent auditors report directly to the audit committee. The committee approves all related party transactions, and has the authority to engage independent counsel and other outside advisors. The audit committee currently meets Nasdaq’s size, independence and experience requirements. Mr. Norby serves as Chairman of the audit committee and qualifies as a “financial expert” under the standards of the SEC. To reinforce the audit committee’s dedication to even more stringent legal and ethical accounting standards and practices, the board has adopted a revised charter for the audit committee. A copy of this revised charter is attached as Appendix I.

Report Regarding Audited Financial Statements

The following is the report of the audit committee with respect to the audited financial statements of ChipPAC, Inc. for the fiscal year ended December 31, 2002. The audit committee reviewed and discussed with management and the independent auditors, PricewaterhouseCoopers LLP, the audited financial statements for the year ended December 31, 2002 and prepared this report.

The audit committee has reviewed the relevant requirements of the Sarbanes-Oxley Act of 2002 and the proposed rules of the Securities and Exchange Commission and Nasdaq regarding audit committee procedures and responsibilities. Although the audit committee’s existing procedures and responsibilities generally complied with the requirements of these rules and standards, the board of directors has adopted amendments to the audit committee’s charter to implement certain of the rules and to make explicit its adherence to others. A copy of the committee’s amended charter is attached to this Proxy Statement as Appendix I.

The audit committee is responsible for assisting our board in monitoring:

•	The integrity of the company’s financial statements;

•	The company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the company’s internal audit functions and independent auditors.

The committee is responsible for the appointment, compensation and oversight of the company’s outside accounting firm, and for the pre-approval of audit services and permissible non-audit services. The independent auditors report directly to the audit committee. The committee also approves all related party transactions.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures used to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors have the responsibility for the examination of those statements. The audit committee’s responsibility is to monitor and review these processes and procedures, however, the members of the audit committee are not professionally engaged in the practice of accounting or auditing. The audit committee relied, without independent verification, on the information provided to the committee and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the company’s accounting principles, and such other matters as are required to be discussed with the audit committee. The audit committee also discussed with the company’s independent auditors the overall scope and plans for their audit. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting as required by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

In light of the current environment, the audit committee focused increased attention to the disclosure of critical accounting policies. The audit committee reviewed with management and the independent auditors that the critical accounting policies were fully described and that all material commitments and contingencies were likewise appropriately disclosed.

PricewaterhouseCoopers has provided the audit committee with a formal written statement describing all relationships between the auditors and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The audit committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The audit committee also reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers for audit and non-audit services and considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining PricewaterhouseCoopers’ independence. PricewaterhouseCoopers did not provide any financial information systems design or implementation services to the company during the fiscal year ended December 31, 2002.

Based on these reviews and discussions with management and PricewaterhouseCoopers, and subject to our role and responsibilities described above and in the revised Audit Committee Charter, the audit committee decided that the financial statements should be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the audit committee of the board of directors:

Douglas Norby, Chairman

Robert Conn

Chong Sup Park

Independent Public Accountants

PricewaterhouseCoopers LLP, who have been our independent public accountants since 1995, have again been selected by the audit committee to be our independent public accountants for 2003. Members of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they so desire and to answer any appropriate questions.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers for the following services during fiscal year 2002, and fees billed for 2001. Under the SEC’s new rule on auditor independence, which was adopted as a result of implementing the Sarbanes-Oxley Act of 2002, fees would be categorized as follows:

Categories	2002		2001
Audit fees	$980,000		$704,000
Audit related fees	—		85,000
Fees for tax services	526,000	(1)	376,000	(1)
All other fees	—		—

	$1,506,000		$1,165,000

(1)	Includes $423,000 for 2002 and $318,000 for 2001 relating to tax planning, tax advice and tax assistance with tax audits and appeals.

2002

Audit fees in 2002 include $513,000 for services performed to comply with generally accepted auditing standards. In addition, audit fees include fees of $467,000 for services in connection with, for example, filing of registration statements relating to public offerings of stock and audits of statutory accounts. Fees for tax services relate to services in connection with, for example, tax advice, tax compliance and assistance with tax audits and appeals. Our audit committee has considered whether such services that PricewaterhouseCoopers provides are compatible with maintaining PricewaterhouseCoopers’ independence as auditors.

2001

Audit fees in 2001 include $473,000 for services performed to comply with generally accepted auditing standards. In addition, audit fees include fees of $231,000 for services in connection with, for example, filing of registration statements relating to debt offerings. Fees for audit related services include, for example, services in connection with due diligence related to mergers and acquisitions. Fees for tax services relate to services in connection with, for example, tax advice and tax compliance. Our audit committee considered whether such services are compatible with maintaining PricewaterhouseCoopers’ independence as auditors.

Compensation Committee Interlocks and Insider Participation

The compensation committee of the board was established in August 2000 in connection with our initial public offering. As noted above, the current members of the compensation committee are Messrs. Haines and Schorr.

During 2002, no compensation committee member was an officer or employee of the company or its subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. No executive officer of the company served as a member of the compensation committee of, or as a director of, any company where an executive officer of that company is a member of our board of directors or compensation committee. The members of the compensation committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are reported below.

The compensation arrangements for each of our executive officers were established under the terms of the respective employment agreements between us and each executive officer. The terms of the employment agreements were established in arms-length negotiations between us and each executive officer and approved by our board of directors, except that the agreement relating to Mr. McKenna was negotiated between representatives of our primary investors at the time and Mr. McKenna. Any changes in the compensation arrangements of our executive officers will be determined by the compensation committee of our board of directors.

Director Compensation

We reimburse members of the board of directors for any out-of-pocket expenses incurred by them in connection with services provided in this capacity. Otherwise, employees of our company serving on the board of directors are not entitled to receive any compensation for serving on the board. Directors who are not our employees and are not otherwise affiliated with us or with our principal stockholders may receive compensation that is commensurate with arrangements offered to directors of companies that are similar to our company. As a result, we compensate Drs. Conn and Park and Mr. Norby for their services as directors. The fees are currently as follows:

•	$20,000 initial fee upon appointment to the board and annual retainer fee;

•	$2,500 for in-person attendance at each board meeting;

•	$1,250 for telephonic participation at each board meeting;

•	$1,000 for attendance at each committee meeting.

We also grant options to Drs. Conn and Park and Mr. Norby to purchase shares of our Class A common stock. We currently provide for an initial option grant of 20,000 shares upon appointment to the board and annual option grants of 15,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, as well as persons owning over 10% of the company’s common stock, to file reports of ownership and changes in ownership of the company’s stock with the Securities and Exchange Commission. Copies of these reports must also be provided to the company. Based upon a review of the copies of those reports provided to the company, and written representations that no other reports were required to be filed, the company believes that all reporting requirements under Section 16(a) for its directors, executive officers and those owning over 10% of the common stock, for fiscal year ended December 31, 2002, were complied with.

MATTERS TO BE VOTED UPON

Proposal No. 1:    Election of Directors

Eight directors will be elected to ChipPAC’s board at the annual meeting. The nominees for election as directors are the current directors who are listed on pages 4 and 5 of this Proxy Statement along with their biographical information. Each of the eight nominees was elected at the 2002 annual meeting for which proxies were solicited. Directors elected at the meeting are elected to serve until the next annual meeting of stockholders, or until their successors are elected and qualified. If any nominee is unable or declines to serve as a director, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. We do not expect any nominee to be unable or unwilling to serve as a director.

The board of directors recommends a vote FOR the re-election of the nominees named above as directors. Unless you indicate otherwise on the proxy, your shares will be voted for the election of these nominees as directors. In order to be elected, a nominee for director must be approved by an affirmative vote of at least a majority of the shares present and entitled to vote.

Proposal No. 2:    Ratification of Appointment of Independent Auditors

The audit committee has appointed the firm of PricewaterhouseCoopers LLP as the independent auditors to audit ChipPAC’s accounts for the year 2003. PricewaterhouseCoopers has audited ChipPAC’s accounts and records since 1995. Representatives of PricewaterhouseCoopers will attend the annual meeting and will have the opportunity to make a statement if they desire. They will also be available to answer questions.

The board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors. Unless you indicate otherwise on the proxy, your shares will be voted to ratify this appointment. In order for the independent auditors’ appointment to be ratified, it must be approved by an affirmative vote of at least a majority of the shares present and entitled to vote.

OTHER MATTERS

We do not know of any matters to be presented at the annual meeting other than those discussed in this Proxy Statement. If, however, other matters are properly brought before the annual meeting, your proxy representatives will be able to vote those matters in their discretion.

OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

The table below sets forth certain information regarding the beneficial ownership of our Class A common stock as of April 1, 2003 by:

•	each person or group of affiliated persons who is known by us to beneficially own five percent or more of our Class A common stock;

•	each director, our chief executive officer and each of our four other highest paid executive officers (or others included as named executives in this Proxy Statement) at the end of 2002; and

•	all directors and executive officers as a group.

The table includes the number of shares and percentage ownership represented by the shares determined to be beneficially owned by a person under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes: (a) shares of Class A common stock that are subject to options held by that person that are currently exercisable within 60 days of April 1, 2003 and (b) shares of Class A common stock that are subject to repurchase but vest within 60 days of April 1, 2003.

These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. These shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

Unless otherwise stated, each of the persons named in the table has sole or shared voting and investment power with respect to the securities beneficially owned.

Principal Stockholders Table

	Shares Beneficially Owned
Name and Address	Number of Shares	Percentage of Shares Outstanding
Principal Stockholders:
Bain Capital Funds (1)	21,387,396	22.5%
c/o Bain Capital, Inc.
Two Copley Place
Boston, Massachusetts 02116

Citicorp Venture Capital, Ltd. (2)	23,854,378	25.1
399 Park Avenue
New York, NY 10043

Directors and Named Executives:
Dennis P. McKenna	865,504	*
Richard Freeman	266,564	*
Robert Krakauer	433,672	*
Patricia H. McCall	119,473	*
Jeffrey Braden	76,675	*
Edward Conard (3)	21,387,396	22.5
Robert W. Conn	10,000	*
Michael A. Delaney (4)	16,234,560	17.1
Marshall Haines (5)	21,387,396	22.5
R. Douglas Norby	10,000	*
Chong Sup Park	16,215	*
Paul C. Schorr, IV (6)	16,000,245	16.8
All directors and named executives as a group (12 persons)	39,420,059	41.5

*	Less than one percent.

(1)	Includes: (a) 16,303,749 shares of Class A common stock owned by Bain Capital Fund VI, L.P., whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is Bain Capital Investors, LLC, a Delaware limited liability company; (b) 2,181,587 shares of Class A common stock owned by BCIP Associates II, whose managing general partner is Bain Capital Investors, LLC, a Delaware limited liability company; (c) 398,580 shares of Class A common stock owned by BCIP Associates II-B, whose managing general partner is Bain Capital Investors, LLC, a Delaware limited liability company; (d) 757,406 shares of Class A common stock owned by BCIP Trust Associates II, L.P., whose managing general partner is Bain Capital Investors, LLC, a Delaware limited liability company; (e) 195,878 shares of Class A common stock owned by BCIP Trust Associates II-B, whose managing general partner is Bain Capital Investors, LLC, a Delaware limited liability company; (f) 847,004 shares of Class A common stock owned by BCIP Associates II-C, whose managing general partner is Bain Capital Investors, LLC, a Delaware limited liability company; (g) 54,346 shares of Class A common stock owned by PEP Investments Pty, Ltd., whose controlling persons are Timothy J. Sims, Richard J. Gardell, Simon D. Pillar and Paul J. McCullagh; (h) 465,512 shares of Class A common stock owned by Sankaty High Yield Asset Partners, L.P., whose sole general partner is Sankaty High Yield Asset Investors, LLC, whose managing member is Sankaty High Yield Asset Investors, Ltd., a Bermuda corporation; and (i) 183,334 shares of Class A common stock owned by Bain Capital, L.L.C.

(2)	The information concerning shares owned has been derived from a Schedule 13D dated May 23, 2002, filed jointly by Citicorp Mezzanine III, L.P., Citicorp Capital Investors, Limited, Citicorp Venture Capital, Ltd., Citibank, N.A., Citicorp, Citigroup Holdings Company and Citigroup Inc., some of which have shared voting and dispositive powers as to the shares of Class A common stock owned by Citicorp Venture Capital, Ltd. Includes 16,000,245 shares owned by Citicorp Venture Capital, Ltd., 2,823,573 shares of Class A common stock held by an affiliate of Citicorp Venture Capital, Ltd. for which Citicorp Venture Capital, Ltd. disclaims beneficial ownership, 5,020,081 shares of Class A common stock issuable upon the exercise of our 8% convertible subordinated debentures due 2011 and held by Citicorp Mezzanine III, L.P. for which Citicorp Venture Capital, Ltd. disclaims beneficial interest and 10,480 shares of Class A common stock held by a wholly-owned subsidiary of Citigroup Inc. for which Citicorp Venture Capital, Ltd. disclaims beneficial interest.

(3)	Mr. Conard is a limited partner of Bain Capital Partners VI, L.P., which is the general partner of Bain Capital Fund VI, L.P. In addition, Mr. Conard is a general partner of BCIP Associates II and BCIP Trust Associates II, L.P. In such capacities, Mr. Conard has a pecuniary interest in certain of the shares held by the Bain Capital Funds. Mr. Conard’s address is c/o Bain Capital, Inc., 745 Fifth Avenue, Suite 3200, New York, New York 10151.

(4)	Includes 16,000,245 shares owned by Citicorp Venture Capital, Ltd. Mr. Delaney is a Managing Director of Citigroup Venture Capital Equity Partners, an affiliated equity fund of Citicorp Venture Capital, Ltd. Accordingly, Mr. Delaney may be deemed to beneficially own all shares held by Citicorp Venture Capital, Ltd. Mr. Delaney disclaims beneficial ownership of all shares held by Citicorp Venture Capital, Ltd. Mr. Delaney’s address is c/o Citicorp Venture Capital, Ltd., 399 Park Avenue, New York, New York 10043.

(5)	Mr. Haines is a general partner of BCIP Associates II-B and BCIP Trust Associates II-B and in such capacity has a pecuniary interest in certain shares held by these funds. Mr. Haines’ address is c/o Bain Capital, Inc., 600 Montgomery Street, 33rd Floor, San Francisco, California 94111.

(6)	Includes 16,000,245 shares owned by Citicorp Venture Capital, Ltd. Mr. Schorr is a Managing Director of Citigroup Venture Capital Equity Partners, an affiliated equity fund of Citicorp Venture Capital, Ltd. Accordingly, Mr. Schorr may be deemed to beneficially own all shares held by Citicorp Venture Capital, Ltd. Mr. Schorr disclaims beneficial ownership of all shares held by Citicorp Venture Capital, Ltd. Mr. Schorr’s address is c/o Citicorp Venture Capital, Ltd., 399 Park Avenue, New York, New York 10043.

MANAGEMENT

Executive Officers

Name and Title	Age*	Position Held During Last Five Years

Dennis P. McKenna Chairman, Chief Executive Officer and President	53

Chairman of the Board of Directors since April 2001, and President and Chief Executive Officer since October 1997, when ChipPAC was initially incorporated. From October 1995 to October 1997, he served as Senior Vice President of the Components group for Hyundai America, and from January 1993 to October 1995 was Vice President and General Manager of Hyundai’s Semiconductor Group.

Richard Freeman Senior Vice President and Chief Operating Officer	53

Senior Vice President and Chief Operating Officer since November 2000. Mr. Freeman served as Senior Vice President of Manufacturing for Cypress Semiconductor from April 1999 to November 2000. Prior to joining Cypress, from 1974 he was at National Semiconductor Corporation, most recently as Vice President of Worldwide Wafer Fabs.

Robert Krakauer Senior Vice President and Chief Financial Officer	36

Senior Vice President and Chief Financial Officer since November 1999. Mr. Krakauer served as Vice President, Finance and Chief Financial Officer at AlliedSignal Electronic Materials from May 1998 to November 1999. From June 1996 to May 1998, he was Corporate Controller at Altera Corporation, and from June 1993 to June 1996, he was Vice President Finance and Chief Financial Officer at Alphatec Electronics, USA.

Patricia H. McCall Senior Vice President, General Counsel and Secretary	48

Senior Vice President, General Counsel and Secretary since January 2003, prior to which Ms. McCall served as Senior Vice President Administration, General Counsel and Secretary from November 2000. From November 1995 to November 2000, Ms. McCall was at National Semiconductor Corporation, most recently as Associate General Counsel. Prior to that, she was a partner at the law firm of Pillsbury, Madison & Sutro, and a Barrister in England.

Other Named Executive

Name and Title	Age*	Position Held During Last Five Years

Jeffrey Braden Vice President, Product Line Management	50

Vice President, Product Line Management since February 2001. From September 2000 to February 2001, Mr. Braden was Vice President, Leadframe Products, and joined ChipPAC in June 1999 as Business Director of Leadframe Products. Mr. Braden served as Vice President and General Manager at Olin Interconnect Technologies from 1992 to 1998.

*	Age at December 31, 2002, the last day of the company’s fiscal year.

Executive Compensation

Executive officers of the company are elected by and serve at the discretion of the board. Currently, and in 2002, the company has four executive officers, its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel. The following table shows information concerning the compensation paid or accrued for the fiscal years ended December 31, 2000, 2001 and 2002 for the Chief Executive Officer, the three other executive officers and the employee who was the next most highly compensated employee as of the end of 2002, to whom we refer collectively as the “named executives.”

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus (4)	Other Annual Compensation (5)	Securities Underlying Options/SARS (#)	All Other Compensation ($)
Dennis P. McKenna	2002	$400,015		$420,480	$—	—	$1,272,255	(6)
President and Chief	2001	390,015	(3)	—	—	450,000	22,255	(7)
Executive Officer	2000	415,400		480,000	—	266,000	22,844	(8)

Richard Freeman (1)	2002	322,722		427,050	—	—	4,492	(6)
Senior Vice President	2001	316,887	(3)	162,500	—	210,000	6,492	(7)
and Chief Operating Officer	2000	51,877		67,708	—	400,000	207	(8)

Robert Krakauer	2002	231,394		154,395	—	—	254,496	(6)
Senior Vice President	2001	229,134	(3)	—	—	216,000	5,542	(7)
and Chief Financial Officer	2000	235,009		140,706	—	34,000	5,104	(8)

Patricia H. McCall (1)	2002	250,010		262,800	—	—	4,748	(6)
Senior Vice President,	2001	243,759	(3)	100,000	—	135,000	3,225	(7)
General Counsel and Secretary	2000	39,905		66,667	—	100,000	135	(8)

Jeffrey Braden (2)	2002	200,008		83,840	—	—	5,108	(6)
Vice President, Product	2001	175,507	(3)	19,450	—	105,000	4,528	(7)
Line Management	2000	155,089		65,315	—	20,000	4,461	(8)

(1)	Mr. Freeman and Ms. McCall each joined the company during 2000 so their reported compensation for 2000 does not reflect a full year of compensation.

(2)	Mr. Braden is not serving as an executive officer of the company, but is included on this table because he is the next most highly compensated employee after the executive officers of the company.

(3)	For the third quarter of 2001, on account of the industry downturn, the salaries of vice presidents and above were reduced by 10%.

(4)	The bonuses reflect amounts paid under the company’s Short Term Incentive Plan. Bonuses recorded for 2002 reflect amounts paid in 2003 for the executive’s performance in 2002; bonuses recorded for 2001 reflect amounts paid in 2002 for the executive’s performance in 2001; bonuses recorded for 2000, reflect amounts paid in 2001 for performance in 2000. Mr. Freeman and Ms. McCall each received guaranteed bonuses for 2001 based on their employment agreements.

(5)	Excludes perquisites and other personal benefits or property aggregating less than the lesser of either: (i) $50,000 or (ii) 10% of the total annual salary and bonus reported for the applicable named executive.

(6)	Includes amounts contributed in 2002 (a) under our 401(k) plan as follows: Mr. McKenna—$4,750; Mr. Freeman—$3,250; Mr. Krakauer—$4,041; Ms. McCall—$3,938; and Mr. Braden—$4,139; and (b) for premiums for a life insurance policy as follows: Mr. McKenna—$17,505; Mr. Freeman—$1,242; Mr. Krakauer—$455; Ms. McCall—$810; and Mr. Braden—$969. Also includes unsecured loans forgiven in February 2002 in the amount of $1,250,000 for Mr. McKenna and $250,000 for Mr. Krakauer, in consideration for their efforts in completing the financial restructuring in 2001.

(7)	Includes amounts contributed in 2001 (a) under our 401(k) plan as follows: Mr. McKenna—$4,750; Mr. Freeman—$5,250; Mr. Krakauer—$5,100; Ms. McCall—$2,437; and Mr. Braden—$3,984; and (b) for premiums for a life insurance policy as follows: Mr. McKenna—$17,505; Mr. Freeman—$1,242; Mr. Krakauer—$442; Ms. McCall—$788; and Mr. Braden—$544.

(8)	Includes amounts contributed in 2000 (a) under our 401(k) plan as follows: Mr. McKenna—$5,000; Mr. Krakauer—$4,700; and Mr. Braden—$3,991; and (b) for premiums for a life insurance policy as follows: Mr. McKenna—$17,844; Mr. Freeman—$207; Mr. Krakauer—$404; Ms. McCall—$135; and Mr. Braden—$470.

Options

Option Grants In Last Fiscal Year

There were no option grants to the named executives in the last fiscal year.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table contains information regarding unexercised options held by the named executives as of December 31, 2002. The value of “in-the-money” options represents the difference between the exercise price of an option and the fair market value of our Class A common stock as of December 31, 2002. No options were exercised by the named executives during the year ended December 31, 2002.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Dennis P. McKenna	452,750/522,322	$280,038/315,682
Richard Freeman	247,000/363,000	232,450/286,050
Robert Krakauer	153,472/191,775	92,612/97,168
Patricia H. McCall	89,500/145,500	89,425/102,825
Jeffrey Braden	56,500/68,500	54,275/54,275

Employment Agreements

Mr. McKenna

Mr. McKenna is employed under an employment agreement with us that provides that Mr. McKenna will serve as our President and Chief Executive Officer. The initial term of the agreement terminated on December 31, 2001 and automatically renews for successive one-year periods unless either party notifies the other of his or our intention not to renew the agreement. Under the agreement, we pay Mr. McKenna a base salary of $400,000 per year, which may be increased if approved by the board of directors, plus a bonus of up to 80% of his base salary upon attainment by us of financial performance targets described in the agreement. The agreement also provides for customary fringe benefits.

We have agreed to pay Mr. McKenna a bonus equal to twice his base salary plus a portion of his annual bonus if we terminate Mr. McKenna for any reason other than cause, or if Mr. McKenna terminates his employment for good reason. If Mr. McKenna dies before the end of his employment period, we will pay his estate a pro rated portion of the bonus he would have earned in the year of his death.

The agreement also provides that, should Mr. McKenna continue to serve as President and Chief Executive Officer following a change of our control, the provisions of the employment agreement shall remain in force and effect following the change of control.

Messrs. Freeman, Krakauer, Braden and Ms. McCall

Messrs. Freeman, Krakauer, Braden and Ms. McCall are employed under letter agreements with us which provide that they are employees-at-will and that either party has the right to terminate the employment relationship at any time with or without cause.

Mr. Freeman’s letter agreement provides that he serves as Senior Vice President and Chief Operating Officer. Mr. Freeman’s current base salary is $325,000. In addition to his base salary, Mr. Freeman is eligible to earn an annual bonus targeted at 100% of his base salary. For 2000 only, he was guaranteed a minimum bonus of 100% of target prorated from his hire date, and for 2001 a minimum bonus of 50% of target. In the event of termination by us for reasons other than cause, he is eligible to receive eight months of severance. This severance amount may be reduced by any other employment compensation he receives from another company during that eight-month period.

Mr. Krakauer’s letter agreement provides that he serves as Senior Vice President and Chief Financial Officer. Mr. Krakauer’s current base salary is $275,000. In addition to his base salary, Mr. Krakauer is eligible to earn an annual bonus targeted at 80% of his base salary. Prior to 2003, Mr. Krakauer’s base salary was $235,000 with an annual bonus targeted at 50% of his base salary. For 2000 only, he was guaranteed a minimum bonus of 35% of target. In the event of termination by us for reasons other than cause, he is eligible to receive eight months of severance. This severance amount may be reduced by any other employment compensation he receives from another company during that eight-month period.

Ms. McCall’s letter agreement provides that she serves as Senior Vice President, General Counsel and Secretary. Ms. McCall’s current base salary is $225,000. Prior to 2003, Ms. McCall served as Senior Vice President Administration, General Counsel and Secretary, with a base salary of $250,000. In addition to her base salary, Ms. McCall is eligible to earn an annual bonus targeted at 80% of her base salary. For 2000 only, she received a $25,000 sign-on bonus and was guaranteed a minimum bonus of 100% of target prorated from her hire date, and for 2001 a minimum bonus of 50% of target. In the event of termination by us for reasons other than cause, she is eligible to receive eight months of severance. This severance amount may be reduced by any other employment compensation she receives from another company during that eight-month period. The agreement also provides that, should Ms. McCall continue to serve as Senior Vice President and General Counsel following a change of our control, the provisions of the employment agreement shall remain in force and effect following the change of control.

Mr. Braden’s letter agreement provides that he serves as Vice President, Product Line Management. Mr. Braden’s current base salary is $200,000. In addition to his base salary, Mr. Braden is eligible to earn an annual bonus targeted at 40% of his base salary. In 2001, Mr. Braden’s base salary was $180,000 with an annual bonus targeted at 40% of his base salary, and in 2000 his base salary increased from $132,500 to $180,000 due to promotions, with his annual bonus target increasing from 30% to 40% of his base salary during the course of the year.

Messrs. Freeman’s, Krakauer’s, Braden’s and Ms. McCall’s letter agreements also provide for customary benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has submitted the following report on executive compensation:

The compensation committee was established in August 2000 and is currently comprised of Messrs. Haines and Schorr.

The compensation committee is responsible for:

•	establishing the compensation for the chief executive officer;

•	reviewing the recommendations of the company’s chief executive officer on compensation levels of the executive officers of the company;

•	adopting and changing compensation policies and practices of the company and reporting its recommendations to the full board; and

•	administering the company’s stock plans.

Compensation Philosophy

In reviewing the company’s compensation programs, the compensation committee intends to adhere to a philosophy that focuses management and employees on achieving financial and operating objectives which provide long-term stockholder value. We believe that our compensation practices are in line with the best corporate governance standards. The company’s executive compensation programs are designed to align the interests of senior management with those of the company’s stockholders, while keeping the overall compensation package competitive. There are three key components to executive compensation:

•	base salary;

•	annual bonus; and

•	long-term equity incentives.

The committee has set forth below a discussion as to how the executive officers’ compensation was determined. In making its recommendations to the full board concerning adjustments to compensation levels, the compensation committee considers the financial condition and operational performance of the company during the prior year.

Base Salary.    The committee aims to set base salaries at levels that are competitive with those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in this industry. The committee believes this is necessary to attract and retain the executive talent required to form a stable management team to lead the company. This is particularly true given the competitive environment for executive talent in Silicon Valley, where our headquarters is located. Salaries are usually reviewed annually and in connection with promotions. Industry and peer group information and the results of surveys performed by independent consultants reporting to the committee are considered in making salary determinations.

Mr. McKenna reviews members of the executive staff on an annual basis at the same time all other employees are reviewed, and makes recommendations to the committee on salary and salary increases. In 2002, Mr. McKenna reviewed the performance of the executive staff, and worked with the committee to determine the base salary for each executive officer of the company. The committee considered the expected level of responsibility of the executive officer, in accordance with the officer’s employment agreement, and the officer’s overall contribution to the company. The committee also reviewed the salaries in light of industry survey results and competitive market conditions.

On account of the continued industry downturn, no salary increases were awarded to executive officers for 2002. At the end of 2002, Mr. McKenna recommended to the committee that, effective January 2003, the base salary of Mr. Krakauer, the Chief Financial Officer, be increased from $235,000 per annum to $275,000 and his target incentive be increased from 50% to 80%. The committee reviewed Mr. Krakauer’s performance and contributions to the company, as well as the salaries of other executive officers and comparative chief financial officer salaries in the industry. The committee agreed that the increase was merited based on Mr. Krakauer’s responsibilities and performance and in order to be competitive, and was thus in the best interests of the company. Also effective January 2003, Mr. McKenna recommended that the human resources and facilities functions should report directly to the CEO instead of to the Senior Vice President of Administration, and that Ms. McCall’s title be changed from Senior Vice President Administration, General Counsel and Secretary to Senior Vice President, General Counsel and Secretary, with a salary adjustment from $250,00 to $225,000 per annum. The committee reviewed and approved this recommendation.

Annual Bonus.    The company maintains a short term incentive program, or STI, and a sales incentive program, or SIP, set up under the company’s Short Term Incentive Plan and Sales Incentive Plan, that provide an opportunity for officers and employees to earn a bonus based upon the performance of the company and the individual. The SIP program is for sales executives. Under the STI program, each executive officer of the company is eligible to earn a bonus based upon the company’s financial performance, and on individual performance during the fiscal year to the extent that individual goals have been set. The incentive potential is stated as a percentage of the officer’s base salary, and varies by position and responsibilities. Financial and any individual performance goals are set at the start of the fiscal year.

The bonus pool is based upon the weighted achievement of financial goals for actual earnings before interest, tax, depreciation and amortization, or EBITDA, against the annual operating plan, plus the weighted achievement of individual performance objectives where applicable. If minimum EBITDA is not achieved, any bonus pool must be approved by the board. Achievement of EBITDA may exceed 100% but is capped at 150% and all executive staff have the same financial goals.

For 2002, the company’s financial performance was weighted at 100% of the total possible bonus for executive officers and no separate individual performance goals were set. At the end of the year, the compensation committee considered the achievement of the EBITDA goals to gauge the company’s performance. The company’s EBITDA achievement for 2002 exceeded the EBITDA target set at the beginning of the year; EBITDA achievement was 131.4% of target, resulting in an incentive payout to executive officers in an amount equivalent to this percentage of their target.

The incentive awards for 2002 appear as “Bonus” in the Summary Compensation Table.

For 2003, the committee reviewed and approved an incentive plan weighting the company’s financial performance at 70% and individual performance goals at 30% of the total possible bonus for executive officers. Mr. McKenna’s incentive remains at 100% of EBITDA.

Long-Term Equity Incentives.    The committee believes that stock options directly link the compensation of executive officers with the appreciation realized by the company’s stockholders. Stock options are viewed as a critical tool to attract and retain highly qualified executives, and are a major component of the compensation package, consistent with practices throughout the electronics and semiconductor industries. ChipPAC has a number of long-term equity incentive plans under which officers and employees may hold grants of stock or options to purchase stock of the company. Officers currently hold grants of stock and options to purchase stock under our 1999 Stock Purchase and Option Plan and our 2000 Equity Incentive Plan. The compensation committee has broad authority to make equity-based compensation awards to the executive officers, and in doing so considers the officer’s past performance, potential, position and annual base salary compensation. Under the 2000 Equity Incentive Plan, options are granted at the fair market price and expire up to ten years after the date of grant. Vesting generally occurs over a four-year period.

In 2001, in light of the industry downturn and the absence of salary increases, the committee approved a one-time option grant on an accelerated two-year vesting schedule. In view of this accelerated grant, and the fact that an earlier grant on the regular vesting schedule had also been made in 2001, no further grants were made to executive officers in 2002. However, because the ultimate value of stock options bears a direct relationship to the market price of our Class A common stock, the compensation committee believes that awards under the 2000

Equity Incentive Plan continue to be an effective incentive for the company’s management to create value for the company’s stockholders.

Other Benefits.    Executive staff members participate in our Employee Stock Purchase Plan on the same terms as other participants, and in employee benefit plans of general application, including, without limitation, those plans covering medical, dental, vision, disability, life insurance and a 401(k) plan, in accordance with the rules established for individual participation in such plans.

CEO Compensation.    Dennis McKenna has served as President and Chief Executive Officer of the company since October 1, 1997. The committee generally adheres to the same compensation principles described above in determining his compensation. For 2000, 2001 and 2002, Mr. McKenna’s salary was set at $400,000. On account of the continuing industry downturn, Mr. McKenna did not receive a salary increase in 2002, nor for 2003. For 2002, Mr. McKenna’s target incentive percentage was 80% of his base salary, and his incentive was based on EBITDA. The company’s EBITDA achievement for 2002 exceeded the EBITDA target set at the beginning of the year; EBITDA achievement was 131.4% of target, resulting in an incentive payout to Mr. McKenna in an amount equivalent to this percentage of his target. Mr. McKenna received no option grants in 2002. Mr. McKenna is provided with life insurance in the amount of $5,000,000.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes.

The Internal Revenue Code precludes the company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation Table. Certain performance-based compensation is specifically excluded from the deduction limit. The company’s policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under applicable tax laws. However, the committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executives who will further the company’s success, and that the loss of a tax deduction may be necessary in some circumstances. The company’s incentive and stock option plans are nevertheless designed to qualify as performance based plans within the meaning of the Internal Revenue Code so as to preserve deductibility by the company of the compensation paid under them.

The foregoing report has been approved by all members of the compensation committee.

Marshall Haines

Paul C. Schorr, IV

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payment of Indebtedness

As one of the lenders under our senior credit facilities, Sankaty High Yield Asset Partners, L.P., an affiliate of Bain Capital, Inc., received approximately $2.3 million of the net proceeds of our January 2002 and May 2002 common stock offerings for the repayment of a portion of our indebtedness under our senior credit facilities.

Loans to Executive Officers

In August 2000, we made unsecured loans to Messrs. McKenna and Krakauer in the principal amounts of $1,250,000 and $250,000, respectively. The loans were payable upon termination of employment with the company or in the event of the bankruptcy or insolvency of the payee. Each loan accrued interest at the rate of 8.0% per annum after the first year. In February 2002, the board authorized and approved forgiveness of these loans in their entirety in consideration for the efforts of Messrs. McKenna and Krakauer in completing our financial restructuring in 2001. Taxes due on forgiveness of the loans were paid by Messrs. McKenna and Krakauer.

Management Equity Sales

Under our 1999 Stock Purchase and Option Plan we entered into stock purchase agreements, with many of our senior employees, including Messrs. McKenna and Krakauer. Under the stock purchase agreements, these senior-level employees purchased shares of our Class A common stock. We loaned these senior-level employees up to 50% of the purchase price of the common stock purchased under these stock purchase agreements. These loans accrued interest at the rate of 8.0% per annum and were represented by promissory notes between the employee and us. Mr. McKenna repaid his loan in full in February 2001 and Mr. Krakauer repaid his loan in full in June 2002.

PERFORMANCE GRAPH

The following graph shows the company’s cumulative total stockholder return since our Class A common stock became publicly traded on August 9, 2000. The graph assumes that the value of the investment in the company’s Class A common stock at its initial public offering price of $12.00 per share and each index was $100.00 on August 9, 2000.

Comparison of the Cumulative Total Return* among

ChipPAC, Inc., the Philadelphia Semiconductor Index (SOXX) and the NASDAQ

National Market (U.S.) Index

	ChipPAC	Philadelphia Semiconductor Index (SOXX)	NASDAQ National Market (U.S.) Index
August 9, 2000	$100.00	$100.00	$100.00
September 29, 2000	$99.00	$88.00	$95.00
December 29, 2000	$25.00	$60.00	$64.00
March 30, 2001	$41.00	$57.00	$48.00
June 29, 2001	$87.00	$65.00	$56.00
September 28, 2001	$19.00	$39.00	$39.00
December 31, 2001	$62.00	$54.00	$50.00
March 28, 2002	$82.00	$62.00	$48.00
June 28, 2002	$52.00	$40.00	$38.00
September 30, 2002	$18.00	$25.00	$30.00
December 31, 2002	$30.00	$30.00	$34.00
March 31, 2003	$30.00	$31.00	$35.00

*Assumes	$100 invested on August 9, 2000 in stock or index, including reinvestment of dividends.

Notwithstanding anything to the contrary stated in anything the company has previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this Proxy Statement), the preceding compensation committee report on executive compensation and performance graph shall not be incorporated by reference into such filings or into future filings.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS

AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in the company’s proxy statement and proxy card relating to the 2004 annual meeting of stockholders of the company must be received by the company by December 16, 2003. Any proposals should be submitted by certified mail, return receipt requested.

The company’s bylaws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the company’s Secretary not less than 60 days nor more than 90 days prior to the meeting and that the notice must meet other requirements specified in the bylaws. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of ChipPAC’s bylaws from the Secretary of the company.

ANNUAL REPORT

The Annual Report for the fiscal year ended December 31, 2002, which contains the company’s 10-K in its entirety, has been mailed to you with this Proxy Statement. You should read this report carefully for financial and other information about the activities of the company. However, unless pages are specifically incorporated in this Proxy Statement, they are not to be considered part of the proxy soliciting material.

WHERE CAN I GET MORE INFORMATION?

ChipPAC files annual, quarterly and special reports, proxy statements and other information with the SEC. ChipPAC’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov, and at ChipPAC’s website at http://www.chippac.com. You may also read and copy any document ChipPAC files with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of any document ChipPAC files at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

If you would like copies of any of ChipPAC’s recently filed documents, please direct your request to Investor Relations, ChipPAC, Inc., 47400 Kato Road, Fremont, California 94538, (510) 979-8220.

KEEP YOUR ADDRESS CURRENT

It is important that you keep the company’s transfer agent, American Stock Transfer & Trust Company, informed of your current address. American Stock Transfer & Trust Company’s address is: 6201–15th Avenue, Brooklyn, NY 11219. Telephone: 1 (800) 937-5449.

APPENDIX I

AUDIT COMMITTEE CHARTER

The Audit Committee is a committee of the Board of Directors (the “Board”). Its primary function is to assist the Board of ChipPAC, Inc., a Delaware corporation (the “Company”) in fulfilling its oversight responsibilities. The Audit Committee oversees the Company’s accounting and financial reporting processes, reviews its internal control systems and oversees the audit of the Company’s financial statements.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Charter of the Audit Committee

RESOLVED, therefore, that the Audit Committee shall:

1.  Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

2.  Oversee that management has established, documented, maintained and periodically re-evaluates its processes to assure that an adequate system of internal control is functioning within the Company; and

3.  Be responsible for the appointment, compensation, independence and oversight of the work of the Company’s outside accounting firm and auditors.

Membership of the Audit Committee

RESOLVED, that:

1.  The Audit Committee shall consist of at least three independent (as defined in Section 10(A)(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq Marketplace Rule 4200) members of the Board who shall serve at the pleasure of the Board;

2.  Audit Committee members and the Audit Committee Chairman shall be designated by the full Board upon the recommendation of the Nominating and Governance Committee;

3.  Members of the Audit Committee shall have a familiarity with basic finance and accounting practices and shall be able to read and understand financial statements; and

4.  The Board will endeavor to ensure that at least one member of the Audit Committee shall be a “financial expert” as that term is defined by the Securities and Exchange Commission.

RESOLVED, that the Audit Committee shall:

General Duties and Powers

1.  Hold at least four regular meetings per year and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent auditors or management, and include in such meetings members of management to provide information as needed. The Audit Committee shall invite the independent auditors to attend the meetings as deemed necessary by the Audit Committee.

2.  Meet with the internal auditing staff, the independent auditors, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee, and resolve any disagreements between the parties.

3.  Provide independent, direct communication between the Board, management and the independent auditors;

4.  Report to the Board following the meetings of the Audit Committee such recommendations as the Audit Committee deems appropriate;

5.  Maintain minutes or other records of meetings and activities of the Audit Committee;

Duties and Powers Related to the Company’s Relationship with the Independent Auditors

6.  Be responsible for the appointment (subject, if applicable, to shareholder ratification), compensation (which the Company shall pay), independence and oversight of the work of the Company’s outside accounting firm and auditors;

7.  Review and approve the independent auditors’ annual engagement letter;

8.  Have the independent auditors report directly to the Audit Committee, and oversee audit partner rotation as required by law;

9.  Review and discuss with the independent auditors all relationships they have with the Company which may impact the auditors’ independence;

10.  Discuss the planning and staffing of the audit with the independent auditors prior to the audit;

11.  Review and pre-approve the scope and cost of all audit and permissible non-audit services performed by the independent auditors, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit;

12.  Form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such a subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting;

Duties and Powers Relating to the Company’s Internal Audit Procedures

13.  Review the adequacy of the Company’s systems of internal control;

14.  Obtain from the independent auditors and management their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient;

15.  Review and approve the Company’s internal audit plans and reports, annual audit plans and budgets;

Duties and Powers Relating to the Company’s Financial Statements and Disclosure

16.  Confer with the independent auditors and management concerning the scope of their examinations of the books and records of the Company and its subsidiaries; direct the attention of the auditors to specific matters or areas deemed by the Audit Committee or management to be of special significance; and authorize the auditors to perform such supplemental review or audits as the Audit Committee may deem desirable;

17.  Discuss with the independent auditors their reports regarding (a) all critical accounting policies and practices used by the Company, (b) all material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm, and (c) other material written communications between the accounting firm and management such as any management letter or schedule of “unadjusted differences;”

18.  Review with management and the independent auditors significant risks and exposures, audit activities and significant audit findings;

19.  Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management;

20.  Review and discuss with management and the independent auditors the Company’s audited annual financial statements and the independent auditors’ opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K;

21.  Review and discuss with management and the independent auditors the Company’s interim financial reports before they are filed on Form 10-Q;

22.  Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

23.  Review the Company’s quarterly earnings releases and the Company’s annual fiscal year earnings release, including the use of “pro forma” or “adjusted” non-GAAP information as well as financial information and earnings guidance, before such releases are made public;

24.  Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies;

Duties and Powers Relating to Compliance Oversight

25.  Approve all transactions between the Company and any affiliate or related party;

26.  Obtain assurance from the independent auditors that, in the course of their audit, the auditors have not become aware that any illegal act has occurred at the Company;

27.  Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities;

28.  Establish procedures to receive, retain and treat complaints, including confidential, anonymous complaints, regarding accounting, internal accounting controls, or auditing matters;

29.  Engage independent legal, accounting or other outside advisors in circumstances where the Audit Committee determines that retaining outside advisors is in the best interests of the Company and its shareholders and determine the appropriate compensation for any advisors, which funding shall be paid by the Company; and

30.  Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

CHIPPAC, INC. PROXY

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dennis P. McKenna, Robert Krakauer, and Patricia H. McCall, and each or any of them, proxies of the undersigned (“Proxy Representatives”), with full power of substitution, to vote all of the shares of ChipPAC, Inc., a Delaware corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting to be held at 47400 Kato Road, Fremont, California 94538 at 11:00 a.m. (Pacific Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.

(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE.     ☒

This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the Proposal.

1.	Election of all nominees for director listed hereon.

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: m Dennis McKenna m Edward Conard m Robert W. Conn m Michael A. Delaney m Marshall Haines m R. Douglas Norby m Chong Sup Park m Paul C. Schorr, IV

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. ●

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

    ☐    FOR    ☐    AGAINST    ☐    ABSTAIN

3.	In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy should be dated, signed by the stockholder exactly as the stockholder’s name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Signature(s) of Stockholder	Date

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐